UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): June 16, 2021

VIVINT SMART HOME, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38246	98-1380306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4931 North 300 West

Provo, UT 84604

(Address of Principal Executive Offices) (Zip Code)

(801) 377-9111

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	VVNT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2021, Shawn J. Lindquist, Chief Legal Officer and Secretary of Vivint Smart Home, Inc. (the “Company”) and the Company reached an agreement that Mr. Lindquist would step down from such positions, effective August 31, 2021.

In connection with Mr. Lindquist’s departure, the Company and Mr. Lindquist entered into a Transition and Consulting Services Agreement (the “Transition Agreement”), effective as of June 17, 2021, and Mr. Lindquist is expected to enter into a Release and Waiver of Claims in favor of the Company (the “Release”) in connection therewith. Pursuant to the Transition Agreement, Mr. Lindquist is entitled to:

•

subject to execution and non-revocation of the Release and, in respect of items (ii)-(iv) listed below, continued compliance with the restrictive covenants Mr. Lindquist is subject to pursuant to the terms of his employment agreement and outstanding equity awards (collectively, the “Restrictive Covenants”), the following payments and benefits to which Mr. Lindquist is entitled pursuant to the Employment Agreement, dated as of March 2, 2020, by and between Mr. Lindquist and the Company (the “Employment Agreement”), in connection with a termination without “Cause”:

•

(i) a lump sum cash severance payment equal to $243,689.79, in respect of a pro rata portion of Mr. Lindquist’s annual target bonus in respect of 2021, payable within 10 days of Mr. Lindquist’s departure date and effectiveness of the Release;

•	(ii) a lump sum cash payment equal to $915,026.25, which is equal to 150% of Mr. Lindquist’s base salary, payable within 55 days after Mr. Lindquist’s departure date and effectiveness of the Release;

•

(iii) a lump sum cash payment equal to $954,114.75, which is equal to 150% of Mr. Lindquist’s annual bonus for 2020, payable within 55 days after Mr. Lindquist’s departure date and effectiveness of the Release; and

•

(iv) a lump sum cash payment equal to $26,451.90, which is equal to the monthly COBRA costs for providing health and welfare benefits for Mr. Lindquist and his dependents for 18 months, payable within 55 days after Mr. Lindquist’s departure date and effectiveness of the Release.

In addition, subject to (i) Mr. Lindquist’s continued compliance with the Restrictive Covenants and (ii) execution and non-revocation of the Release: (A) the Company will pay Mr. Lindquist a lump-sum cash payment equal to $833,333, which is the amount that will be unpaid as of the departure date under Mr. Lindquist’s Cash Incentive Award letter agreement from the Company, dated as of March 2, 2020; and (B) the Company shall pay an amount equal to approximately $74,600, on behalf of Mr. Lindquist, in respect of the amount required to buy out Mr. Lindquist’s leased Company automobile; Mr. Lindquist shall be permitted to retain such automobile; and (C) each of Mr. Lindquist’s outstanding grants of restricted stock units under the Company’s 2020 Omnibus Incentive Plan (the “Outstanding Awards”) will continue to vest during the Consulting Term (as defined below) according to their terms as if Mr. Lindquist remained an employee of the Company or its subsidiaries and affiliates throughout the Consulting Term; provided, however that if (x) Mr. Lindquist voluntarily terminates the Consulting Term or the Company terminates the Consulting Term for “cause” or Mr. Lindquist fails to perform the advisory services as requested by the Company or (y) Mr. Lindquist breaches the Restrictive Covenants, Mr. Lindquist will forfeit all rights with respect to the Outstanding Awards. If the Company elects to terminate the Consulting Term other than for “cause” or a breach of the Restrictive Covenants, any time-based restricted stock units that would have otherwise vested prior to the end of the Consulting Term but for such termination will immediately vest and any performance-based restricted stock units that would otherwise have been eligible to vest prior to the end of the Consulting Term but for such termination will remain eligible to vest.

Pursuant to the Transition Agreement, Mr. Lindquist also agreed to become an independent advisor to the Company and its subsidiaries and affiliates for a period of one year following his departure date, that is until August 31, 2022, unless terminated earlier (the “Consulting Term”), for no additional consideration other than the continued vesting of the Outstanding Awards.

The foregoing summary description of the Transition Agreement is qualified in its entirety by reference to the Transition Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Transition and Consulting Agreement, dated June 17, 2021, by and among Vivint Smart Home, Inc. and Shawn J. Lindquist

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVINT SMART HOME, INC.

By:	/s/ Dale R. Gerard
Name:	Dale R. Gerard
Title:	Chief Financial Officer

Date: June 21, 2021